Exhibit 99.1

                     SOUTHSIDE BANCSHARES, INC. ANNOUNCEMENT
                     NASDAQ National Market Symbol - "SBSI"

Tyler, Texas, May 12, 2006 - Southside Bancshares, Inc. (NASDAQ: SBSI) (the "Company") announced that First National Bank Group, Inc., Edinburg, Texas, the parent holding company of First National Bank of Edinburg, has applied to the Federal Reserve Board for approval to acquire up to 9.9% of the Company's outstanding common stock in open market purchases.

B. G. Hartley, Southside's Chairman and Chief Executive Officer said, "We are complimented that First National Bank Group has demonstrated strong confidence in the Company by making this investment in our stock." Mr. Hartley also stated, "We will continue to execute our strategic plan that calls for the Company's continued organic growth as an independent financial institution. We intend to continue to expand our footprint in Texas and believe the Texas market presents a business climate and the demographics that provide the Company with a solid foundation on which to build and extend our franchise."

If its application receives the required regulatory approval and the proposed open market purchases occur, the investment would make First National Bank Group the Company's largest shareholder. However, First National Bank Group will not have a presence on the Board of Directors or an influence on policies or procedures of the Company or Southside Bank. "We anticipate that First National Bank Group will be a passive investor," Mr. Hartley said. Mr. Hartley concluded by saying, "We are a public company and investment interest in our stock is always invigorating. As an independent financial institution, we will continue serving our primary constituencies - our customers, shareholders, employees and the communities of East Texas."

Forward Looking Information
---------------------------

This press release contains forward-looking statements, including statements about the implementation of the Company's strategic plan and the effect of First National Bank Group's acquisition of our common stock. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission (the "SEC") filings of Southside Bancshares, Inc., including its Annual Report on Form 10-K for the year ended December 31, 2005, and particularly the discussion of risk factors within such documents. For further information regarding Southside Bancshares, Inc., please read Southside Bancshares, Inc. reports filed with the SEC and which are available at www.sec.gov or www.southside.com.

About Southside Bancshares, Inc.
--------------------------------

Southside Bancshares, Inc. is a $1.8 billion holding company that owns 100% of Southside Bank. The bank currently has thirty-five banking centers in East Texas.

To learn more about the Company, please visit our investor relations website at http://www.southside.com/investor. Our investor relations' site provides a detailed overview of our activities, financial information, and historical stock price data. To receive e-mail notification of Company news, events, and stock activity, please register on the e-mail notification portion of the website. Questions or comments may be directed to Susan Hill at (903) 531-7220, or susanh@southside.com.